    First Investors Life Insurance Company
    55 Broadway, New York, N.Y. 10006
    (800) 832-7783 www.firstinvestors.com

FLEXIBLE PURCHASE PAYMENT
VARIABLE DEFERRED ANNUITY WITH
BONUS PAYMENTS CONTRACT

●	Death Benefit Before Maturity
●	Bonus Payments on Adjusted Purchase Payments
●	Annuity Payable at Maturity Date
●	Non-participating — No Annual Dividends
First Investors Life agrees to pay the benefits described in this Contract
in accordance with the terms of this Contract.	NOTICE OF TEN (10) DAY RIGHT TO EXAMINE CONTRACT:
Signed for First Investors Life Insurance Company at its Home Office in New York, New York Carol E. Springsteen, President Carol Lerner Brown, Secretary
If for any reason the Owner is dissatisfied with this Contract, it may be returned to the Company or to an insurance agent of the Company within ten (10) days after its receipt by the Owner (thirty (30) days in the case of a replacement contract). All premiums paid to us will then be refunded, whereupon the Contract shall be void from the beginning and the Owner and the Company shall be in the same position as if no Contract had been issued. Any bonus benefit credited will not be returned.

This is a Flexible Purchase Payment Annuity Contract. Additional Purchase Payments may be made subject to the terms of the Contract. This Contract is between the Owner and First Investors Life Insurance Company.

Any portion of this Contract’s values based on the Separate Account’s assets are not guaranteed and will increase or decrease with investment experience.

IT IS IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY.

ICC12-FPBA-1 (10/12)

Table of Contents

	Section	Page Number
A.	Definitions	12
B.	General Provisions	13
	Annual Report	14
	Assignment	14
	Conformity with Law	14
	Contestability	14
	Entire Contract	13
	Minimum Values	14
	Misstatement of Age or Sex	14
	Non-Participating	14
	Proof of Age, Sex or Survival	14
C.	Ownership Provisions	15
D.	Accounts	15
	Fixed Account	16
	Fixed Account Interest	16
	Separate Account	15
	Subaccounts of the Separate Account	15
E.	Accumulations Phase Provisions	16
	Accumulation Value	19
	Fixed Account Accumulation Value	19
	Subaccount Accumulation Value	19
	Total Accumulation Value	19
	Allocation of Purchase Payments	17
	Bonus Payments	17
	Changing Accumulation Value Allocations	17
	Automated Subaccount Reallocation Option	18
	Transfer of Accumulation Value	18
	Systematic Transfer Option	18
	Purchase Payments	16
F.	Beneficiary Provisions	20
	Change of Beneficiary	20
	Death of Beneficiary	20
G.	Death Benefits	20
	Before the Commencement of Annuity Payments	20
	Death of Owner	20
	Death of Annuitant	21
	After the Commencement of Annuity Payments	21
	Death of Owner	22
	Death of Annuitant	22
H.	Contract Maturity	22
I.	Surrender Provisions	22
	Deferral of Payment	23
	Free Surrender Amount	23
	Full Surrender	22
	Partial Surrender	22
	Surrender Charge	22
J.	Payout Phase Provisions	23
	Annuity Payment Options	26
	Annuity Payments	23
	Fixed Annuity Payments	26
	Variable Annuity Payments	25
	Limitations on Partial Annuitization	24
	Partial Annuitization of Accumulation Value	24

ICC12-FPBA-1 (10/12)

CONTRACT SCHEDULE

Contract Data

Form Number	ICC12 FPBA-1 (10/12)	Contract Number	[0000123456]

Owner	[John Doe]	Effective Date	[January 1, 2009]

Joint Owner	[None]	Maturity Date	[June 1, 2064]

Annuitant	[John Doe]	Annuitant’s Age	[35]

Annuitant’s Sex	[Male]

Joint Annuitant	[None]	Joint Annuitant’s Age	[N/A]

Joint Annuitant’s Sex	[N/A]	Payee	[John Doe]

Beneficiary	As designated by you in the Application as of the Effective Date unless you later change your designation in accordance with the Contract Provisions.

Jurisdiction of Issue	[Massachusetts]	Dept. Telephone Number	[1-888-283-3757]

Schedule of Purchase Payments and Benefits

Initial Purchase Payment:			$[5,000.00]

Annuity Payment Option:	[100%][Fixed Basis – Option 3: Life Annuity with 10 year Guarantee Period]

Schedule of Bonus Payment Percentages

If the Adjusted Purchase Payments within any of the first five Contract Years are:

Equal to or less than Adjusted Purchase Payment Threshold the Bonus Percentage is:			4.00%

In excess of the Adjusted Purchase Payment Threshold the Bonus Percentage is:			5.00%

Adjusted Purchase Payment Threshold:			$200,000

Separate Account

The Separate Account for this Contract is First Investors Life Separate Account D. The currently available Subaccounts and the Fixed Account are identified in the application. Your allocations will be in accordance with your selections in the application unless you later change your allocations in accordance with the Contract provisions.

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ICC12-FPBA-1 (10/12)

Contract Limitations and Charges

Maximum Maturity Age:	90

Minimum Initial Purchase Payment	$5,000

Minimum Additional Purchase Payment	$200.00

Minimum Accumulation Value:	$2,000.00

Maximum Purchase Payment:	$5,000,000

Minimum Initial Annuity Payment Amount:	$100.00

Minimum Partial Surrender Amount:	$500.00

Maximum Free Surrender Percentage (after the first contract year):	10%

Contract Charge (see Definitions):	$35.00

Maximum Contract Charge:	$50.00

Contract Charge Guarantee Period:	[10] Years

Daily Mortality and Expense Risk Charge:	.0000386 (1.40% on an annual basis)

Maximum Fixed Account Allocation Percentage:	[50]%

Contract Interest Rates

Initial Fixed Account Minimum Guaranteed Interest Rate:	[1.00]%

The Fixed Account Minimum Guaranteed Interest Rate is redetermined annually as described in this Contract under “Fixed Account Interest”.

Initial Fixed Account Minimum Current Interest Rate:	[1.00]%

Interest in excess of the Minimum Guaranteed Interest Rate may be paid on the Fixed Account Accumulation Value at the discretion of the Company. The Initial Fixed Account Minimum Current Interest Rate is guaranteed for the first Contract Year and may change thereafter. See “Fixed Account Interest”.

Surrender Charge Percentages

Number of Full Years From
The Contract Effective Date
To the Date of Surrender	Percentage
Less than 1	8.00%
1	8.00%
2	8.00%
3	8.00%
4	7.00%
5	6.00%
6	5.00%
7	3.00%
8	1.00%
9+	0.00%
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ICC12-FPBA-1 (10/12)

Payment Benefit Option Basis

Guaranteed Minimum Fixed Annuity Payments are calculated using the A2000
Individual Annuitant Mortality Table Age Last Birthday and 2.50% interest.

Initial Variable Annuity Payments are calculated using the A2000 Individual Annuitant Mortality Table
Age Last Birthday and an Assumed Investment Return of 3.00% or a different rate chosen by the Owner as described under “Variable Annuity Payments – Payment Amount”.

Administrative Office

Correspondence and Notices should be addressed to us at:

First Investors Life Insurance Company
In Force Services Department
[Raritan Plaza 1]
[P.O. Box 7836]
[Edison, NJ 08818-7836]
[800-832-7783]

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ICC12-FPBA-1 (10/12)

Variable Annuity Payment Option Table

Initial Monthly Payment for Each $1,000 of Annuitized Accumulation Value

Option 1 Single Life Annuity	Option 3 Life Annuity with Payments Guaranteed for 10 Years	Option 3 Life Annuity with Payments Guaranteed for 20 years

Adjusted Age*	Variable Basis		Variable Basis		Variable Basis
	Male	Female	Male	Female	Male	Female

60	5.06	4.66	4.96	4.60	4.61	4.40
61	5.19	4.77	5.07	4.70	4.67	4.47
62	5.33	4.88	5.19	4.81	4.74	4.55
63	5.48	5.01	5.31	4.92	4.80	4.62
64	5.63	5.14	5.44	5.04	4.87	4.69
65	5.80	5.28	5.58	5.16	4.93	4.76
66	5.98	5.43	5.72	5.29	4.99	4.83
67	6.17	5.59	5.87	5.43	5.05	4.90
68	6.38	5.76	6.02	5.57	5.10	4.97
69	6.60	5.94	6.18	5.73	5.16	5.04
70	6.83	6.15	6.34	5.89	5.20	5.10
71	7.08	6.36	6.51	6.06	5.25	5.16
72	7.34	6.60	6.68	6.23	5.29	5.21
73	7.62	6.85	6.85	6.41	5.33	5.26
74	7.92	7.13	7.02	6.60	5.36	5.30
75	8.25	7.42	7.20	6.80	5.39	5.34
76	8.59	7.74	7.38	7.00	5.41	5.38
77	8.96	8.09	7.55	7.20	5.44	5.41
78	9.36	8.47	7.73	7.40	5.45	5.43
79	9.78	8.88	7.90	7.60	5.47	5.45
80	10.23	9.32	8.06	7.80	5.48	5.47
81	10.72	9.80	8.22	7.99	5.49	5.48
82	11.23	10.32	8.38	8.17	5.50	5.49
83	11.79	10.89	8.52	8.35	5.51	5.50
84	12.38	11.50	8.66	8.51	5.51	5.51
85	13.00	12.16	8.78	8.66	5.52	5.52
86	13.67	12.86	8.90	8.80	5.52	5.52
87	14.38	13.62	9.01	8.92	5.52	5.52
88	15.14	14.42	9.10	9.03	5.52	5.52
89	15.94	15.27	9.19	9.13	5.52	5.52
90	16.79	16.16	9.27	9.22	5.53	5.53

*Adjusted Age - See “Definitions”

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ICC12-FPBA-1 (10/12)

Variable Annuity Payment Option Table (continued)

Initial Monthly Payment for Each $1,000 of Annuitized Accumulation Value

Option 2a Joint and Survivor Annuity
Variable Basis

Female Adjusted Age*
	60	65	70	75	80
Male Adjusted Age*
60	4.16	4.38	4.59	4.75	4.88
65	4.31	4.62	4.93	5.21	5.43
70	4.43	4.82	5.26	5.69	6.07
75	4.51	4.98	5.54	6.16	6.77
80	4.57	5.10	5.76	6.57	7.45

*Adjusted Age — See “Definitions”

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ICC12-FPBA-1 (10/12)

Fixed Annuity Payment Option Table

Monthly Payment for Each $1,000 of Annuitized Accumulation Value

Adjusted Age*	Option 1 Single Life Annuity Fixed Basis
	Male	Female
60	4.78	4.38
61	4.91	4.49
62	5.04	4.60
63	5.19	4.73
64	5.35	4.86
65	5.52	5.00
66	5.70	5.15
67	5.89	5.31
68	6.09.	5.48
69	6.31	5.66
70	6.54	5.86
71	6.78	6.08
72	7.05	6.31
73	7.33	6.57
74	7.63	6.84
75	7.95	7.14
76	8.29	7.46
77	8.66	7.80
78	9.05	8.18
79	9.47	8.58
80	9.92	9.03
81	10.41	9.50
82	10.92	10.02
83	11.47	10.58
84	12.06	11.19
85	12.68	11.84
86	13.35	12.55
87	14.06	13.30
88	14.81	14.10
89	15.61	14.95
90	16.46	15.83

*Adjusted Age - See “Definitions”.

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ICC12-FPBA-1 (10/12)

Fixed Annuity Payment Option Table (continued)

Monthly Payment for Each $1,000 of Annuitized Accumulation Values

Option 2a Joint and Survivor Annuity
Fixed Basis

Female Adjusted Age*
	60	65	70	75	80
Male Adjusted Age*
60	3.89	4.11	4.32	4.48	4.60
65	4.04	4.35	4.66	4.94	5.16
70	4.16	4.56	4.99	5.43	5.80
75	4.24	4.72	5.28	5.89	6.50
80	4.30	4.83	5.49	6.30	7.19

Option 2b Joint and Two Thirds to Survivor Life Annuity
Fixed Basis

Female Adjusted Age*
	60	65	70	75	80
Male Adjusted Age*
60	3.89	4.11	4.32	4.48	4.60
65	4.04	4.35	4.66	4.94	5.16
70	4.16	4.56	4.99	5.43	5.80
75	4.24	4.72	5.28	5.89	6.50
80	4.30	4.83	5.49	6.30	7.19

Option 2c - Joint and One-Half to Survivor Life Annuity
Fixed Basis

Female Adjusted Age*
	60	65	70	75	80
Male Adjusted Age*
60	3.89	4.11	4.32	4.48	4.60
65	4.04	4.35	4.66	4.94	5.16
70	4.16	4.56	4.99	5.43	5.80
75	4.24	4.72	5.28	5.89	6.50
80	4.30	4.83	5.49	6.30	7.19

*Adjusted Age - See “Definitions”

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ICC12-FPBA-1 (10/12)

Fixed Annuity Payment Option Table (continued)

Monthly Payment for Each $1,000 of Annuitized Accumulation Values

	Option 3 Life Annuity with Payments Guaranteed for 10 years		Option 3 Life Annuity with Payments Guaranteed for 20 years

Adjusted Age*	Fixed Basis		Fixed Basis
	Male	Female	Male	Female
60	4.68	4.33	4.34	4.14
61	4.79	4.43	4.41	4.21
62	4.91	4.53	4.48	4.28
63	5.04	4.65	4.55	4.36
64	5.17	4.76	4.61	4.43
65	5.31	4.89	4.68	4.51
66	5.45	5.02	4.74	4.58
67	5.60	5.16	4.80	4.65
68	5.75	5.31	4.85	4.72
69	5.91	5.46	4.91	4.79
70	6.07	5.62	4.96	4.85
71	6.24	5.79	5.00	4.91
72	6.41	5.97	5.04	4.96
73	6.59	6.15	5.08	5.01
74	6.77	6.34	5.12	5.06
75	6.94	6.54	5.15	5.10
76	7.12	6.74	5.17	5.13
77	7.30	6.94	5.19	5.16
78	7.48	7.15	5.21	5.19
79	7.65	7.35	5.23	5.21
80	7.82	7.55	5.24	5.23
81	7.98	7.74	5.25	5.24
82	8.14	7.93	5.26	5.25
83	8.28	8.11	5.27	5.26
84	8.42	8.27	5.27	5.27
85	8.55	8.42	5.28	5.27
86	8.67	8.56	5.28	5.28
87	8.77	8.69	5.28	5.28
88	8.87	8.80	5.28	5.28
89	8.96	8.90	5.28	5.28
90	9.04	8.99	5.28	5.28

*Adjusted Age - See “Definitions”

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ICC12-FPBA-1 (10/12)

Fixed Annuity Payment Option Table (continued)

Monthly Payment for Each $1,000 of Annuitized Accumulation Values

	Option 4 Refund Life Annuity
Adjusted Age*	Fixed Basis
	Male	Female
60	4.39	4.13
61	4.48	4.22
62	4.58	4.31
63	4.68	4.40
64	4.79	4.50
65	4.90	4.60
66	5.02	4.71
67	5.14	4.83
68	5.27	4.95
69	5.41	5.08
70	5.55	5.22
71	5.70	5.36
72	5.86	5.51
73	6.02	5.67
74	6.20	5.85
75	6.38	6.03
76	6.57	6.22
77	6.78	6.42
78	6.99	6.64
79	7.21	6.87
80	7.45	7.11
81	7.70	7.36
82	7.95	7.63
83	8.23	7.91
84	8.51	8.21
85	8.81	8.52
86	9.13	8.84
87	9.45	9.19
88	9.80	9.54
89	10.16	9.91
90	10.55	10.30

*Adjusted Age - See “Definitions”

END OF CONTRACT SCHEDULE

ICC12-FPBA-1 (10/12)

A.           Definitions

Frequently used terms you need to know to understand this Contract are defined below. Other terms in the Contract have the meaning ascribed to them in the context in which they first appear.

(a)	“Accumulation Unit” means a unit used to measure the value of an Owner’s interest in the Separate Account prior to the date on which an Annuity Payment Option commences.

(b)
“Adjusted Age” means the Annuitant’s age as of his or her birthday last preceding the Annuity Payment Option commencement minus one year for each completed 10-year period measured from the year 2000 to the date of Annuity Payment Option commencement. An adjusted age is determined for each Annuitant.

(c)	“Adjusted Purchase Payment” is equal to the Purchase Payments less any withdrawals, including withdrawal charges that have been made subsequent to any immediately preceding Purchase Payment.

(d)
“Adjusted Purchase Payment Threshold” is the amount as stated in the Contract Schedule used in determining the Bonus Payment Percentage applicable to any Adjusted Purchase Payments credited to the Contract.

(e)
“Annuitant” (and “Joint Annuitant”, if any) means the individual(s) designated as such in the Contract Schedule and on whose life (or lives) the amount of Annuity Payments are determined. If a Joint Annuitant is named, unless otherwise indicated, references to “Annuitant” will apply to both Annuitants.

(f)
“Annuity Payment” means the periodic payment made to the Payee in the Payout Phase. Annuity Payments can be made on a fixed basis (payments stay fixed throughout the payment period), a variable basis (payments can vary throughout the Payout Phase based upon the performance of the Subaccount Accounts) or a combination of the two.

(g)	“Annuity Unit” means a unit used to determine the amount of each Variable Annuity Payment after the first.

(h)
“Beneficiary” is the person or entity that is named to receive any benefits payable (i) upon death of any Owner in the Accumulation Phase, (ii) upon death of the Annuitant in the Accumulation Phase, if there is no surviving Annuitant, or (iii) upon death of the Annuitant in the Payout Phase, if there is no surviving Annuitant.

(i)
“Bonus Payment” is the amount credited by the Company to the Accumulation Value based on the terms of this contract and calculated by multiplying the applicable Bonus Percentage from the Schedule of Bonus Payment Percentages in the Contract Schedule by the amount of any Adjusted Purchase Payment.

(j)
“Bonus Payment Percentage” is the percentage used in calculating any Bonus Payment based on the amount of the Adjusted Purchase Payments according to the percentages listed in the Schedule of Bonus Payment Percentages in the Contract Schedule in the Contract Schedule.

(k)	“Company” (also “we”, “us” or “our”) means First Investors Life Insurance Company.

(1)	“Contract Anniversary” is the same month and day each subsequent year from the Effective Date shown in the Contract Schedule.

(m)
“Contract Charge” is the amount that is deducted from the Accumulation Value on the last day of each Contract Year or upon full surrender, if earlier. The initial Contract Charge is as indicated on the Contract Schedule. This charge is guaranteed for the number of years indicated as the “Contract Charge Guarantee Period” from the Contract’s Effective Date. After the expiration of the initial Contract Charge Guarantee Period we reserve the right to change the amount of the charge; however in no case will the amount of the Contract Charge exceed the Maximum Contract Charge indicated in the Contract Schedule.

ICC12-FPBA-1 (10/12)

(n)	“Contract Year” is a one-year period of time as measured from the Effective Date and as measured from each Contract Anniversary.

(o)
“Fund(s)” are the open-end management companies registered under the Investment Company Act of 1940, as amended (“the Act”). The Subaccounts purchase shares of designated investment portfolios of a Fund with the assets of the Separate Account.

(p)	“General Account” consists of all assets of the Company other than those allocated to any Separate Account of the Company.

(q)	“Net Purchase Payment” is the Purchase Payment less any Premium Tax (shown in the Contract Schedule applicable on the Effective Date).

(r)
“Notice” is a signed, written communication providing any information we need. We may authorize in advance another manner of communication at our discretion. All Notices to us must be sent to our Administrative Office and received in good order acceptable to us.

(s)	“NYSE” means the New York Stock Exchange.

(t)
“Owner” (and “Joint Owner”, if any, also “you”, “your”) is the individual or entity shown in the Contract Schedule that may exercise the ownership rights of this Contract, unless changed as provided for herein. If a Joint Owner is named under this Contract, the Owner and Joint Owner jointly possess all ownership rights of this Contract and both Owners must act jointly in exercising any such right. Unless otherwise indicated, references to “you,” “your,” or “Owner” will apply to both Owners. If any Owner is not a natural person, the Annuitant may not be changed.

(u)
“Payee” is the individual designated as such in the Contract Schedule and who is entitled to receive Annuity Payments under this Contract. The Owner will be the Payee unless another person is named as the Payee.

(v)	“Purchase Payment” means an amount paid to the Company under this Contract as consideration for the benefits described herein. The first Purchase Payment initiated this Contract.

(w)	“Premium Taxes” are charges levied by some state or local taxing authorities.

(x)	“SEC” means the Securities and Exchange Commission.

(y)	“Surrender Charge” is the amount charged by us against the Accumulation Value in the event of a full or Partial Surrender according to the Surrender Charge Schedule shown in the Contract Schedule.

(z)	“Valuation Date” means any date on which the New York Stock Exchange is open for trading.

(aa)	“Valuation Period” means the period starting on the day after any Valuation Date and ending on the next such Date.
B.           General Provisions

Entire Contract

The entire contract between you and us consists of this Contract, the Contract Schedule (and any supplements or changes thereto) and the annuity application (and any supplemental applications.) A copy of such application is attached to and becomes a part of this Contract when issued along with any riders or endorsements attached to this Contract.

All statements made in the application by the applicant or their legal representative for the issuance, reinstatement or renewal of this contract will be deemed representations and not warranties. Only the President, a Vice-President, the Secretary or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify or waive any provisions of this Contract. In case of conflict between any provision of this Contract and those of a rider or endorsement, the provisions of the rider or endorsement will control.

The Contract Schedule issued with the Contract reflects the specifications of the Contract, on the Effective Date. You may change some of these specifications. All Contract changes, such as a change in Annuity Payout Option, Owner, Annuitant, Beneficiary or Maturity Date must be in writing.

ICC12-FPBA-1 (10/12)

Minimum Values

The Accumulation Value, Surrender Value, and Death Benefits are not less than the minimum benefits required by the NAIC Variable Annuity Regulation, Section 7, Model 250.

Conformity with Law

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under the Commission standards. Any provision of the Contract that, on the provision’s effective date, is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date..

The terms and provisions of this Contract will be interpreted in a manner to ensure compliance with the applicable provisions of section 72(s) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company reserves the right to amend this Contract in any respect at any time so that it will conform to the applicable provisions of the Code as in effect at that time.

Contestability

We will not contest this Contract.

Non-participating

This Contract is non-participating. It will not share in our surplus earnings.

Assignment

Unless prohibited by the terms of this Contract or by law, the Owner may assign the benefits under this Contract. No assignment of this Contract will be binding on us unless we receive both this Contract and Notice of assignment in a form acceptable to the Company. We will assume no responsibility for the validity or sufficiency of any assignment. Any assignment shall take effect on the date signed, unless otherwise specified by the Owner. However, we will not be liable for actions taken in accordance with existing instructions prior to our receipt of a Notice of assignment acceptable to us.

Unless otherwise provided in the assignment, the interest of any revocable Beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made and the assignee shall receive any sum payable to the extent of his or her interest.

Proof of Age, Sex or Survival

The Annuitant must be an individual. We have the right to require proof of the Annuitant’s age, sex or survival. We may require a copy of a birth certificate, a copy of a state identification card and/or a sworn affidavit. If we request this proof in writing, we may stop payments until proof is received.

Annual Report

At least once each Contract Year, we will mail to you a report of the values of this Contract. This report will include:

1.           The beginning and end dates of the current report period;

2.           The Accumulation Value, if any, at the beginning and end of the current report period;

3.           The amounts credited or debited to the Accumulation Value during the current report period; and

4.           The Surrender Value, if any, at the end of the current report period.

5.           The most recent Net Purchase Payment allocation on file with the Company; and

6.           Any other information required by law.

The information will be as of a date not more than two months prior to the date of mailing. Additional reports will be provided upon your written request at a charge no greater than $25.

Misstatement of Age or Sex

If the Annuity Payments under any option were determined by an Annuitant’s age or sex that was incorrect, the Annuity Payments will be recalculated to be those that the money applied would have purchased at the correct age and sex. Any amounts underpaid by us on the basis of incorrect age or sex will be paid when the correction is made. Any amounts overpaid by us on the basis of incorrect age or sex will be charged against Annuity Payments due after the correction is made. Amounts paid or charged

ICC12-FPBA-1 (10/12)

will be adjusted based on an interest rate of 6% per annum.

C.           Ownership Provisions

The Owner, consistent with the terms of this Contract, may:

1.           Assign the Contract benefits (See Assignment).

2.           Exercise any right and receive any benefit in connection with this Contract.

3.           Designate and change any Beneficiary designations.

4.           Amend or modify this Contract, however, only with our consent.

5.           Designate and change any Payee designations.

The Owner may name a new Owner to the extent allowed by law. Any such Notice to change Owner must be sent to us on our form, signed, dated and received in good order by us at our Administrative Office. Unless the Owner specifies otherwise, any change in Owner will take effect on the date the Notice to change is signed subject to any actions we take prior to our receipt of the Notice.

D.           Accounts

General

Contract benefits are funded by investments that we make in one or more Subaccounts of the Separate Account and/or the Fixed Account.

Subject to our requirements and restrictions at the time of your request, you may direct us by Notice to invest Purchase Payments in one or more of these Subaccounts and/or the Fixed Account.

Separate Account

The Separate Account is designated on the Contract Schedule. Assets in the Separate Account are kept separate from those in our General Account and all of our other segregated asset accounts. We own the assets of the Separate Account and are not a trustee of such Separate Account.

The Separate Account holds assets for this Contract and other variable annuity contracts in an amount equal to or exceeding the amounts accumulated in accordance with the terms of the applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account.

We may transfer assets of the Separate Account, in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another separate account or to our General Account. The amount of Separate Account assets in excess of reserves and other Contract liabilities with respect to the Separate Account and the investment gains or losses attributable thereto shall be chargeable with liability arising out of any other business of the insurer and shall be included in the estate of the insurer. Income, gains and losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to other income, gains and losses we may have.

The Separate Account is divided into Subaccounts, each of which buys shares in a designated investment portfolio of a Fund. Thus, the Separate Account does not invest directly in stocks, bonds, etc. The assets of the Separate Account will be valued, and, hence, Contract benefits will vary, on each Valuation Date.

Subaccounts of the Separate Account

The Subaccounts represent different investment options within the Separate Account. The assets of each Subaccount will be invested in shares of a designated investment portfolio of a Fund. The application, which is part of this Contract, shows each Subaccount that was chosen and the designated portfolio of a Fund in which it invests.

We may at our discretion:

1.           replace or supplement the Separate Account with a different separate account (which may have its own subaccounts);

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2.           add additional Subaccounts as available options under this Contract;

3.           discontinue any existing Subaccounts as available options under this Contract; or

4.           combine the Separate Account with any other separate account or to combine Subaccounts.

Notice of any such changes to the Subaccounts will be provided to you prior to the change.

Subject to any necessary regulatory approval, we may invest the assets of any Subaccount as permitted by law. Such substitution would be made in compliance with any applicable provisions of the Act. If we deem it to be in the best interest of Owners, one or more of the Subaccounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

We will provide you with written notice of details of any material change in investment options, including investment objectives and all charges.

All Fund distributions will be reinvested and retained as assets of the applicable Separate Account. In the event of any substitution of Fund shares or change in operation of a Subaccount, we may issue a Contract endorsement for the Contract and take such other actions as may be necessary and appropriate to effect the substitution or change.

Fixed Account

During the Accumulation Period, Contract values held in the Fixed Account, which is part of our General Account, bear interest at a fixed rate which we periodically declare.

Fixed Account Interest

We will credit the Fixed Account Accumulation Value with interest daily. Such interest will never be less than the applicable Minimum Guaranteed Interest Rate. The Initial Minimum Guaranteed Interest Rate applicable to the Fixed Account Accumulation Value is shown in the Contract Schedule. This rate is subject to redetermination annually as described below.

On each Contract Anniversary, the Fixed Account Minimum Guaranteed Interest Rate is redetermined as (a) – (b) where (a) is the average of the daily five-year Constant Maturity Treasury rates for the month of October in the calendar year prior to the Contract Anniversary (rounded to the nearest 1/20th of 1%) and (b) is 1.25%. In no case, however will the Fixed Account Minimum Guaranteed Interest Rate be greater than 3.00% or less than 1.00%.

We may declare interest in excess of the Minimum Guaranteed Interest Rate on the Fixed Account Accumulation Value (Current Fixed Account Interest Rate.) If we declare excess interest, such amounts will be credited to the Contract at least annually. Once credited, they will be non-forfeitable and will be available upon surrender. Excess interest rates applicable to the Fixed Account Accumulation Value are based on future expectations as to investment earnings, mortality, expenses and taxes.

E.           Accumulation Phase Provisions

Purchase Payments

You may make Purchase Payments to this Contract at any time subject to the following:

1.           A Purchase Payment must not be less than the Minimum Additional Purchase Payment as indicated on the Contract Schedule.

2.           Purchase Payments must be received by us before the Maturity Date.

3.           Additional Purchase Payments in excess of $250,000 are subject to compliance and regulatory review. Any Purchase Payments that do not pass this review will be refused.

4.           Purchase Payments may not exceed the Maximum Purchase Payment Amount as indicated on the Contract Schedule.

Bonus Payments

We will credit a Bonus Payment to the Accumulation Value at the time an Adjusted Purchase Payment is received or upon the expiration of the Right to Examine Period as stated on the Contract’s front cover, whichever is later. The Bonus Payment is calculated by

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multiplying the Adjusted Purchase Payment by the applicable Bonus Payment Percentage as described below.

The Adjusted Purchase Payment is equal to the Purchase Payment less any withdrawals, including withdrawal charges that have been made subsequent to the immediately preceding Purchase Payment, if any.

If such withdrawals exceed the Purchase Payment:

1.	the Adjusted Purchase Payment is zero and no Bonus Payment is credited; and

2.	any excess of such withdrawals over the Purchase Payment is added to the sum of the withdrawals in the calculation of the next following Adjusted Purchase Payments, if any.

The Bonus Payment Percentage is determined based on the amount and timing of the Adjusted Purchase Payment and the applicable Bonus Percentage as listed in the Contract Schedule. For purposes of determining the Bonus Payment Percentage, all Adjusted Purchase Payments for any Contract Year are aggregated to determine the applicable Bonus Payment Percentage.

The Bonus Payment will be allocated among Subaccounts in the same proportion as the applicable Purchase Payment. Any portion of the Bonus payment allocated to the Fixed Account shall not be considered a Purchase Payment, but is considered part of the interest earnings.

This Bonus Annuity has expense charges that may be higher than expense charges for a similar contract that does not credit a Bonus Payment. Such expense charges may include higher surrender charges and a higher mortality and risk charge. We offer other variable annuities with lower charges. You should carefully consider whether or not this Annuity Contract is the best product for you.

Allocation of Purchase Payments

We allocate your Net Purchase Payments to each of the Subaccounts and/or Fixed Account according to your instructions in the application or as you may otherwise direct by giving us Notice in accordance with our requirements and restrictions in effect at the time of the payment.

Your allocations are subject to the following constraints:

1.           allocation percentages must be in whole numbers;

2.           the allocation percentages must add to 100%; and

3.           the allocation percentage for the Fixed Account may not exceed the Maximum Fixed Account Allocation Percentage Shown in the Contract Schedule.

A change in the allocation percentages for future Net Purchase Payments will affect reallocations occurring under the Automated Subaccount Reallocation Option. See the section “Automated Subaccount Reallocation Option” for additional information.

Changing Accumulation Value Allocations

General

If you give us Notice, you may change the allocation of Accumulation Values among the Subaccounts, or among the Subaccounts and the Fixed Account, through a Transfer of Accumulation Value, Automated Subaccount Reallocations or Systematic Transfers.

Notwithstanding the foregoing, transfer privileges may be limited or conditioned in any manner that the underlying Fund managers believe is necessary or appropriate to protect Contractowners and to comply with the underlying Funds’ policies. Any reallocation request in excess of six (6) within the most recent twelve (12) months will be rejected, without any prior notice, that appears to be part of a market timing strategy. This policy applies uniformly to all Contractowners. However, we cannot guarantee that our monitoring efforts will be effective in identifying or preventing all market timing or frequent trading activity in the Subaccounts. Therefore these monitoring activities do not limit the Fund’s ability to restrict other suspected market timing activity that may develop.

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Transfer of Accumulation Value

If you give us Notice, you may transfer the Accumulation Value between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account. We currently limit the number of transfers involving only the Subaccounts to six in any 12-month period. Only one transfer to or from the Fixed Account is allowed in any 12-month period. The minimum transfer amount you may request is $100.

Each transfer from the Fixed Account is limited to the greatest of:

1.           25% of the Fixed Account Accumulation Value;

2.           The amount of the most recent transfer out of the Fixed Account during the prior 15 months; or

3.           $1,000.

Each transfer to the Fixed Account may not be more than the amount that would cause the ratio of the Fixed Account Accumulation Value to the Total Accumulation Value to exceed the Maximum Fixed Account Allocation Percentage specified in the Contract Schedule.

A transfer of Accumulation Value made while the Automated Subaccount Reallocation Option is in effect will automatically terminate the Automated Subaccount Reallocation Option.

We may defer transfers from the Fixed Account under the conditions described under “Deferral of Payment”.

Systematic Transfer Option

If you give us Notice, you may request that a specified dollar amount of Accumulation Value be transferred from any one or more Subaccounts (the “Originating Account(s)”) to any one or more other Subaccounts (the “Receiving Account(s)”) at monthly or quarterly intervals, as selected. The first such systematic transfer will occur on the first Valuation Date of the Contract Month or Contract Quarter that next follows the date we receive your Notice. Transfers under this option may not be designated to or from the Fixed Account.

The minimum amount that may be transferred either from or to any one Account is $100. All transferred amounts must be specified in whole dollars. The Systematic Transfer Option will terminate if and when the Accumulation Value remaining in all of the source Subaccounts is depleted.

Only the Systematic Transfer Option or the Automated Subaccount Reallocation Option, but not both, may be in effect at the same time.

We may terminate this option or modify our rules governing this option at our discretion upon giving you 31 days written Notice. If you terminate this option, you may not re-elect this option until one year after such termination.

Automated Subaccount Reallocation Option

If you give us Notice, we will automatically reallocate the Subaccount Accumulation Values at quarterly intervals according to the most recent Purchase Payment Allocation on file with us. The first such reallocation will occur on the first Valuation Date of the Contract Quarter that next follows the date on which we receive your Notice.

Upon reallocation, the amount of Accumulation Value allocated to each Subaccount will be equal to (a) multiplied by (b), where:

(a) is equal to:
1.           the allocation percentage you have specified for that Subaccount; divided by;
2.           the sum of the allocation percentages for all such Subaccounts; and

(b) is equal to the sum of the Accumulation Values in all of the Subaccounts at the time of the reallocation.

Any requested change in your Purchase Payment Allocation percentages will be reflected in the next quarterly reallocation following the change.

The reallocation will only affect the allocation of Accumulation Values among the Subaccounts. It will not affect the Fixed Account Accumulation Value.

Reallocation transfers of Accumulation Value made under this option are not subject to the minimum transfer amount described under

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“Transfer of Accumulation Value” in this Section.

Only the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.

A transfer of Accumulation Value made while this Automated Subaccount Reallocation Option is in effect will automatically terminate the option. You may subsequently re-elect this option by giving us Notice in the manner described above.

We may terminate this option or modify our rules governing this option upon giving you 31 days written Notice.

Accumulation Value

Total Accumulation Value

The Total Accumulation Value is equal to the sum of the Accumulation Values in each of the Subaccounts and the Fixed Account.

Subaccount Accumulation Value

The Accumulation Value in each Subaccount at any time is equal to the number of Accumulation Units this Contract has in that Subaccount, multiplied by that Subaccount’s Accumulation Unit Value.

Amounts you allocated to or transferred into a Subaccount are used to purchase Accumulation Units in that Subaccount. We redeem Accumulation Units when amounts are deducted, transferred, surrendered or used for a Partial Annuitization from a Subaccount. These purchases and redemptions of Accumulation Units are referred to as “Contract Transactions.” These Contract Transactions include the portion of Purchase Payments, Bonus Payments, full or Partial Surrenders and the Contract Charge, allocable to the Subaccounts. They also include transfers into or out of a Subaccount.

The number of Accumulation Units a Contract has in a Subaccount at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Subaccount up until that time. The number of Accumulation Units purchased or redeemed as a result of a Contract Transaction is equal to the dollar amount of the Contract Transaction divided by the Subaccount’s Accumulation Unit Value on the date of the Contract Transaction.

Accumulation Unit Values are determined as of the end of each Valuation Date. The Accumulation Unit Value that applies to a Contract Transaction made on a Valuation Date will be the Accumulation Unit Value for that day. The Accumulation Unit Value that applies to a Contract Transaction made on other than a Valuation Date will be the Accumulation Unit Value for the next Valuation Date.

The Accumulation Unit Value of a Subaccount on any Valuation Date is equal to the Accumulation Unit Value on the previous Valuation Date, multiplied by the Net Investment Factor for that Valuation Date.

The Net Investment Factor for a Subaccount on any Valuation Date is equal to (a) divided by (b), less (c) where:

(a)	is the net asset value per share of the designated portfolio of the Fund at the end of the Valuation Date, plus the per share amount of any dividend or capital gain distribution declared by the Fund since the previous Valuation Date, less the per share amount of any taxes collected by us;
(b)	is the net asset value per share of the designated portfolio of the Fund on the previous Valuation Date; and
(c)	is the total of the daily mortality and expense risk charges shown in the Contract Schedule for the Valuation Period.

The net asset value of a Fund’s shares is the value reported to us by the Fund’s investment advisor.

Fixed Account Accumulation Value

On the Effective Date, the Fixed Account Accumulation Value is equal to the portion of the initial Net Purchase Payment that is allocated to the Fixed Account.

The Fixed Account Accumulation Value on succeeding days is equal to the Fixed Account Accumulation Value on the previous day;

plus the sum of the following transactions that have occurred since the previous day:

1.           Any additional Net Purchase Payments allocated to the Fixed Account;

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2.           Any Bonus Payments allocated to the Fixed Account.

3.           Any transfers into the Fixed Account; and

4.           Interest accrued on the Fixed Account Accumulation Value, at the daily equivalent of the Current Fixed Account Interest Rate;

less the sum of the following transactions that have occurred since the previous day:

1.           The portion of the Contract Charge for the current Contract Year allocated to the Fixed Account;

2.           Any transfers out of the Fixed Account; and

3.           Any Partial Surrenders or Partial Annuitizations allocated to the Fixed Account.

F.           Beneficiary Provisions

We will pay any benefits payable upon the death of the Owner, Joint Owner, if any, Annuitant or Joint Annuitant, if any, as applicable to the Beneficiary or Beneficiaries named in the Annuity Application, unless you have since changed the Beneficiary or Beneficiaries as provided below.

Change of Beneficiary

You may change the Beneficiary(ies) named in the Annuity Application at any time while the Annuitant is alive unless any such Beneficiary(ies) is designated as irrevocable. Any Notice to change Beneficiary must be provided on our form, signed, dated and received in good order by us at our Administrative Office.

Unless the Owner requests otherwise, any change in Beneficiary designation will take effect on the date the Notice to change is signed subject to any actions we take prior to our receipt of the Notice. Any Beneficiary designation will revoke all previous designations except for Irrevocable Beneficiary designations which may only be changed with the written consent of such Beneficiary.

Death of Beneficiary

Unless otherwise provided in the Beneficiary designation:

1.	If any Primary Beneficiary dies before any Owner or Annuitant, that Beneficiary’s interest will pass to the remaining Primary Beneficiary(ies), if any, according to their respective interests. If no Primary Beneficiary(ies) survives the Owner or Annuitant, that Beneficiary’s interest will pass to the Contingent Benficiary(ies), if any, according to their respective interests.

2.	If due to the death of any Owner or Annuitant, a Beneficiary becomes entitled to Annuity Payments for the remainder of a Guaranteed Period but dies prior to receiving all such remaining payments, any remaining Annuity Payments payable during the Guaranteed Period will be paid to the estate of the Beneficiary. If no Primary or Contingent Beneficiary(ies) survives the Owner or Annuitant, any remaining Annuity Payments payable during the Guaranteed Period will be paid to the estate of the Owner or Annuitant, respectively.

G.           Death Benefits

Before the Commencement of
Annuity Payments

Death of Owner

If any Owner, including an Owner who is also the Annuitant, dies prior to the commencement of Annuity Payments, we will pay a Death Benefit to the named Beneficiary. The Death Benefit for an Owner, who is not the Annuitant, is equal to the Accumulation Value on the date of receipt of due proof of death in good order acceptable to us. The Death Benefit for an Owner who is also the Annuitant is as described below under Death of Annuitant. If there are Joint Owners, on the death of the first Owner to die, the Death Benefit is equal to the Accumulation Value on the date of receipt of due proof of death in good order acceptable to us, even if the deceased Owner is also the Annuitant.

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The Death Benefit may be immediately taken in one sum, in which case this Contract will terminate. If the Death Benefit is not immediately taken in one sum, the Contract will continue subject to the following provisions:

1.	The Beneficiary becomes the Contract Owner.

2.	No additional Purchase Payments may be applied to the Contract.

3.	If the Beneficiary is the deceased Owner’s spouse, the Contract may continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary. If no Beneficiary is so named, the surviving spouse’s estate will be the Beneficiary. Upon the death of the surviving spouse, the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of (4)(a) or (4)(b) below. The right to continue this Contract as a spouse successor Owner may be exercised only once.

4.	If the Beneficiary is not the deceased Owner’s spouse, the entire interest in the Contract must be distributed under one of the following options:
(a) The entire interest in the Contract must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner’s death; or
(b) the entire interest in the Contract must be distributed within 5 years of the Owner’s Death.
(c) If the Beneficiary dies before the distributions required by (a) or (b) are complete, the entire remaining interest in the Contract must be distributed immediately in a lump sum.

If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary. If no Beneficiary is living or if no Beneficiary has been named, the Death Benefit will be paid to the estate of the Owner. Any other named Beneficiary will be treated as a Contingent Beneficiary, unless the Company is instructed otherwise.

In the case of Joint Owners, the surviving Owner is then treated as the Beneficiary for purposes of this “Death of Owner” provision notwithstanding any Beneficiary designation.

Death of Annuitant

If the Annuitant dies before the commencement of Annuity Payments and a Joint Annuitant has not been named, a death benefit equal to the greater of (a) or (b) is payable to the Beneficiary where:

(a)	is the Accumulation Value on the date of receipt of due proof of death in good order acceptable to us; and

(b)
is the total of all Purchase Payments received, reduced proportionately by the percentage of the Accumulation Value taken as a Partial Annuitization or as a Partial Surrender, including any Surrender Charge.

Where a Joint Annuitant has been named, and any Annuitant dies before Annuity Payments begin, the surviving Annuitant will become the Annuitant under this Contract.

If any Owner of this Contract is not an individual, then the death of any Annuitant will be treated as the death of an Owner and the Death Benefit will be distributed as described under “Death of Owner” above.

After the Commencement of
Annuity Payments

If any Owner, any Annuitant, or any Payee dies on or after the commencement of Annuity Payments, but before all proceeds payable under the Contract have been distributed, the remaining proceeds must be distributed at least as rapidly as under the method of distribution in effect at the time of the deceased individual’s death.

Death of Owner

If any Owner who is not the Annuitant dies and there is no surviving Owner, the Beneficiary will become the Owner. If there is a surviving Owner, the surviving Owner will retain ownership of the Contract. The remaining Annuity Payments, if any, as specified in the Annuity Payment Option

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in effect will continue to be paid to the Payee. If the designated Payee is the deceased Owner, any remaining Annuity Payments will be made to the surviving Owner, if any, or to the Beneficiary.

Death of Annuitant

If the Annuitant dies and there is a surviving Annuitant, the remaining Annuity Payments, if any, as specified in the Annuity Payment Option in effect will continue to be paid to the Payee. If the designated Payee is the deceased Annuitant, Annuity Payments will be made to the surviving Annuitant. If the deceased Annuitant is also the Owner, and there is no surviving Owner, the surviving Annuitant will assume all rights of ownership under the Contract.

If the Annuitant dies and there is no surviving Annuitant, the Beneficiary will assume all rights of ownership, and the previously designated Owner will no longer have any rights under the Contract. The remaining Annuity Payments, if any, as specified in the Annuity Payment Option in effect, will be paid to the Beneficiary.

H.           Contract Maturity

On the Maturity Date, Annuity Payments commence under the Annuity Payment Option you have chosen. If no option is specified, the Life Annuity with Payments Guaranteed for 10 Years option on a Fixed Payout Option basis will apply.

The Maturity Date may be changed after issue and Annuity Payments may begin prior to the Maximum Maturity Age, but not within the first five Contract Years. However, Annuity Payments may not begin after a date where the Annuitant’s Maximum Maturity Age, as shown on the Contract Schedule, would be exceeded.

Notice to change the Maturity Date must be received by us at least 30 days before the previously specified Maturity Date.

I.           Surrender Provisions

Full Surrender

You may fully surrender this Contract at any time for its Surrender Value effective on the date we receive both this Contract and a written surrender request in a form acceptable to us. The Surrender Value will be the Accumulation Value on that date less the Surrender Charge, if any, in effect. In no event will the amount payable on surrender be less than the minimum nonforfeiture amount required by the NAIC Variable Annuity Regulation, Section 7, Model 250. A full surrender terminates this Contract.

Partial Surrender

You may surrender part of your Accumulation Value. The Minimum Partial Surrender Amount is shown in the Contract Schedule. The Minimum Accumulation Value that must remain in this Contract after the Partial Surrender is also shown in the Contract Schedule. If applicable, a Surrender Charge is assessed against the amount surrendered and is calculated at the time of each Partial Surrender.

Unless you instruct us otherwise, we will withdraw the Partial Surrender from the Subaccounts and/or Fixed Account in the same proportion as the Accumulation Value in each Subaccount and/or the Fixed Account bears to the Total Accumulation Value.

Surrender Charge

The Surrender Charge is equal to a percentage applied to the lesser of

1.           the amount surrendered; or

2.           the aggregate amount of Purchase Payments less any Purchase Payments previously surrendered.

The Surrender Charge is equal to a percentage of the amount of each Purchase Payment surrendered. These Surrender Charge Percentages are shown in the Contract Schedule. The length of time from when we receive each Purchase Payment to the time of partial surrender determines the percentage of the Surrender Charge.

For purposes of the Surrender Charge calculation, Partial Surrenders are deemed to be taken from your Contract in the following order;

1.           from any amount then available as a Free Surrender (as described below);

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2.           then from aggregate amount of Purchase Payments not previously surrendered until all Purchase Payments have been surrendered; then from;

3.           any other remaining Accumulation Value.

For purposes of the Surrender Charge calculation after a Partial Annuitization (as described below), each Purchase Payment is reduced proportionately by the percentage the amount annuitized was to the Accumulation Value on the Partial Annuitization Date.

There is no Surrender Charge if the Accumulation Value or a part thereof is applied to an Annuity Payment Option or in the payment of a death benefit.

Free Surrender Amount

After the first Contract Year you may withdraw an amount of Accumulation Value each Contract Year that is not subject to a Surrender Charge. This Free Surrender Amount is equal to the Maximum Free Surrender Percentage shown in the Contract Schedule multiplied by the Purchase Payments not previously withdrawn or used for a Partial Annuitization as of the beginning of the Contract Year. The Free Surrender privilege is non-cumulative, so that Free Surrender Amounts not taken during any given Contract Year cannot be taken as Free Surrenders in a subsequent Contract Year.

Amounts taken as Free Surrenders are not treated as a surrender of Purchase Payments for purposes of calculating the Free Surrender Amount and the calculation of any applicable Surrender Charge. However, Purchase Payments will be surrendered to the extent that the resulting Purchase Payments for purposes of calculating the Free Surrender Amount and the calculation of any applicable Surrender Charge may exceed the remaining account balance.

You should consult with your tax advisor to determine the tax consequences of any surrender.

Deferral of Payment

We may defer the payment of a full or Partial Surrender for any period during which:

1.	the NYSE is closed for trading;

2.	trading on the NYSE is restricted;

3.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account’s net assets; or

4.	during any other period when the SEC, by order, so permits for the protection of the Owners.

The applicable SEC rules and regulations will govern as to whether the conditions described in (2) and (3) above exist.

If we postpone the payment of a full or Partial Surrender, by more than ten days, interest at the rate we paid at that time on proceeds left under the Proceeds Left at Interest Payment Option will be paid on the proceeds. The interest will be paid from the date of receipt of the request to the date payment is made. No interest will be paid if the amount of such interest is less than $25.

We may defer for a period of up to six months any transfers or surrenders from the Fixed Account. If we do so, we will disclose to you the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date we receive your request for transfer.

J.           Payout Phase Provisions

Annuity Payments

Annuity Payments are periodic payments we make in exchange for money applied from the Accumulation Value. Annuity Payments may be the result of either:

1.           an annuitization of the entire Accumulation Value, a Full Annuitization, or,

2.           an annuitization of a portion of the Accumulation Value, called a Partial Annuitization as described below.

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You may elect to have Annuity Payments made under an Annuity Payment Option as described below. Any Annuity Payment must be at least equal to the Minimum Annuity Payment Amount indicated in the Contract Schedule. If you have not elected an Annuity Payment Option within 30 days prior to the Maturity Date, we will apply your Accumulation Value to the Life Annuity with Payments Guaranteed for 10 Years on a fixed basis.

If the Accumulation Value for a Full Annuitization is less than that required to purchase the Minimum Annuity Payment Amount, the entire Accumulation Value will be paid in a lump sum.

For Annuity Payments payable over the lifetime of the Annuitant, we may require proof of the Annuitant’s continued survival at any time. If we request this proof in writing, we may stop payments if such proof is not received in 30 days. If proof is later provided, all payments withheld will be paid immediately after the proof is received. If it is later shown that it was not reasonably possible to furnish proof within 30 days then interest shall be paid on the payments withheld if the amount of interest is in excess of $25.

Annuity Payment Options may be elected by giving us Notice prior to the Maturity Date or the Partial Annuitization Date as applicable. The election may be changed at any time prior to the Maturity or Partial Annuitization Date.

You can elect to receive Annuity Payments on a variable basis, a fixed basis or a combination of both variable and fixed bases. The amount of the Annuity Payments will depend upon the amount of the Accumulation Value being annuitized, the Annuity Payment Option chosen, the sex of the Annuitant(s), and the Adjusted Age (See “Definitions”) of the Annuitant(s) as of the birth date last preceding the Annuity Payment Option commencement. In addition, Variable Annuity Payments will also depend on the Subaccount allocations chosen, the Assumed Investment Rate (AIR) and the future investment performance of the selected Subaccounts.

Partial Annuitization of Accumulation Value

You may apply a portion of the Accumulation Value to an Annuity Payment Option prior to the Maturity Date by providing us with Notice, in good order, at our Administrative Office. This is called a “Partial Annuitization”. That portion of the Accumulation Value will be applied to an Annuity Payment Option as of the Valuation Date we receive the Notice. The options available are listed in the Annuity Payment Options section of this contract.

A Partial Annuitization reduces the Accumulation Value of the contract by the percentage the amount annuitized was to the Total Accumulation Value on the Partial Annuitization Date. Unless you instruct us otherwise, we will withdraw the funds for the Partial Annuitization from the Subaccounts and/or Fixed Account in the same proportion as the Accumulation Value in each Subaccount and/or the Fixed Account bears to the Total Accumulation Value.

Any Partial Annuitization must conform to the Minimum Annuity Payment Amount indicated in the Contract Schedule. Any Partial Annuitization request that would reduce the Accumulation Value to less than the Minimum Accumulation Value, as indicated on the Contract Schedule, will be treated as a request for Full Annuitization.

Limitations on Partial Annuitizations:

1.           The Annuitant must also be the Owner of the Contract.

2.           No more than one (1) Partial Annuitization is permitted each Contract Year.

3.           The maximum number of Partial Annuitizations permitted over the life of the Contract is five (5).

Annuity Payment Options are described further below. The Annuity Payment Options available on a variable basis are Options 1, 2a and 3. All Annuity Payment Options shown are available on a fixed basis.

Seven days before the Maturity Date (the “Initial Determination Date”) or the Partial Annuitization Date, any Premium Taxes not yet deducted will be deducted from the Accumulation Value to determine the Net Accumulation Value. This value or in the case

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of a Partial Annuitization a portion of the value will then be applied to determine either the initial Variable Annuity Payment and/or the Fixed Annuity Payment as described further below.

Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of an amount, hereinafter defined, to purchase any single consideration immediate annuity contract offered by the company at the time to the same class of annuitants. Such amount shall be the greater of the cash surrender benefit or ninety-five percent of what the cash surrender benefit would be if there were no withdrawal charge.

Variable Annuity Payments

Payment Amount

Variable Annuity Payments vary as to dollar amount throughout the Payout Phase based on the investment results of the Subaccounts of the Separate Account. The amount of each Variable Annuity Payment is determined in part by the Assumed Investment Return (AIR) chosen by the Owner. The effective annual AIR chosen can be 0%, 3% or 5%.

Once Annuity Payments have commenced the AIR cannot be changed. If no AIR is chosen, 3% will be used as the AIR. In general, if you select a higher AIR the initial Variable Annuity Payment will be larger than if a lower AIR had been selected, but any increases in the Variable Annuity Payment will be smaller and less frequent and any decreases in the Variable Annuity Payment will be larger and more frequent.

On the Initial Determination Date, the portion of the Net Accumulation Value you have designated to purchase Variable Annuity Payments will be applied to the appropriate Variable Annuity Payment Option Table shown in the Contract Schedule to determine the amount of the initial Variable Annuity Payment. The rates shown in the Variable Annuity Payment Option Table are based on the mortality table shown in the Contract Schedule with an AIR of 3%. Rates for ages not shown, frequency of payments other than monthly, and/or for an AIR different than 3%, are calculated on a consistent basis and are available upon request.

We determine the number of Annuity Units of each Subaccount to purchase by using your most recent Subaccount allocation instructions and dividing the amount of the initial Variable Annuity Payment that is allocated to each Subaccount by that Subaccount’s Annuity Unit Value on the Initial Determination Date. Each payment for any due date after the first will be determined by multiplying the Annuity Unit Value for each Subaccount on the date seven days prior to the date on which the payment is due by the number of Annuity Units in that Subaccount. The resulting payment may be less than or greater than the preceding payment.

The Company guarantees that upon commencement of Variable Annuity Payments the dollar amount of each payment after will not be affected by mortality actually experienced or expenses actually incurred.

Annuity Unit Value

The value of an Annuity Unit, the “Annuity Unit Value”, for each Subaccount was arbitrarily initially set at $10.00. The Annuity Unit Value for any subsequent Valuation Period is determined by multiplying (a) by (b) divided by (c) where;

(a)	is the Annuity Unit Value for the immediately preceding Valuation Period and,

(b)	is the Net Investment Factor for the current Valuation Period and,

(c)	is the Assumed Net Investment Factor for the current Valuation Period. The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return (AIR) calculated for the number of days in the current Valuation Period.

Transfers

Twice each year, after a Variable Annuity Payment Option has commenced, you may transfer all or a portion of the Annuity Units in a Subaccount to any other Subaccount (“the receiving Subaccount”). We must receive your Notice at least 15 days before the due date of the Annuity Payment to which the transfer will apply. The number of Annuity Units credited to the receiving Subaccount will be equal to the

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dollar amount of the payment that is being transferred as of the transfer date divided by the value of an Annuity Unit on that same date in the receiving Subaccount.

Fixed Annuity Payments

Fixed Annuity Payments are a constant dollar amount throughout the Payout Phase. On the Initial Determination Date, the portion of the Net Accumulation Value you have designated to purchase Fixed Annuity Payments will be applied to the appropriate Fixed Annuity Payout Option Table shown in the Contract Schedule to determine the amount of the Fixed Annuity Payment. The rates shown in the Fixed Annuity Payout Option table are based on the mortality table and interest rate shown in the Contract Schedule. Rates for ages not shown and/or frequency of payments other than monthly are calculated on a consistent basis and are available upon request.

Annuity Payment Options

Option 1 – Single Life Annuity – An annuity payable during the lifetime of the Annuitant, ceasing with the last payment due prior to his or her death. This Payment Option is available on a variable or fixed basis or a combination of both.

Option 2a – Joint and Survivor Life Annuity – An annuity payable during the joint lifetime of the Annuitant and the Joint Annuitant and continuing, after the death of either, during the lifetime of the survivor, ceasing with the last payment due prior to the death of the survivor. This Payment Option is available on a variable or fixed basis or a combination of both.

Option 2b – Joint and Two-Thirds to Survivor Life Annuity – An annuity payable during the joint lifetime of the Annuitant and the Joint Annuitant and continuing, after the death of either, during the lifetime of the survivor with two-thirds payments, ceasing with the last payment due prior to the death of the survivor. This Option is available on a fixed basis only.

Option 2c – Joint and One-Half to Survivor Life Annuity – An annuity payable during the joint lifetime of the Annuitant and the Joint Annuitant and continuing, after the death of either, during the lifetime of the survivor with one-half payments, ceasing with the last payment due prior to the death of the survivor. This Option is available on a fixed basis only.

Option 3 – Life Annuity with Payments Guaranteed for 10 or 20 Years – An annuity payable during the lifetime of the Annuitant, with the guarantee that if, at his or her death, payments have been made for less than a 10 or 20 year period, as elected, any guaranteed Annuity Payments will be continued during the remainder of the selected period to the Beneficiary. This Payment Option is available on a variable or fixed basis or a combination of both.

Option 4 – Refund Life Annuity – An annuity payable during the lifetime of the Annuitant, with the guarantee that if, at his or her death, the cumulative payments made have been less than the Net Accumulation Value applied at the Maturity or Partial Annuitization Date, payments will be continued until the total of all payments made equal such Accumulation Value. This Option is available on a fixed basis only.

Other Options

Annuity Payments may be paid in any other manner requested and agreed to by us, or under any other Annuity Payment Option we make available.

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FLEXIBLE PURCHASE PAYMENT
VARIABLE DEFERRED ANNUITY WITH
BONUS PAYMENTS CONTRACT

●	Death Benefit Before Maturity
●	Bonus Payments on Adjusted Purchase Payments
●	Annuity Payable at Maturity Date
●	Non-participating — No Annual Dividends

First Investors Life Insurance Company
55 Broadway, New York, N.Y. 10006
(800) 832-7783

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